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                                                                      EXHIBIT 12

                            AVIS GROUP HOLDINGS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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

                                                                                                   PREDECESSOR
                                                                                                    COMPANIES
                                                                             MARCH 1, 2001      -----------------
                                                         THREE MONTHS    (DATE OF ACQUISITION)      TWO MONTHS
                                                             ENDED                 TO                 ENDED
                                                        MARCH 31, 2002       MARCH 31, 2001     FEBRUARY 28, 2001
                                                        --------------   ---------------------  -----------------
EARNINGS AVAILABLE TO COVER FIXED CHARGES:
Income (loss) before income taxes                          $ (4,153)             $ 16,594            $(42,237)
Plus: Fixed charges                                          72,062                28,958              59,419
Less: Capitalization of interest                                  3                     3                   4
                                                           --------              --------            --------
Earnings available to cover fixed charges                  $ 67,912              $ 45,555            $ 17,186
                                                           ========              ========            ========

FIXED CHARGES:(a)
Interest, including amortization of deferred financing
    costs                                                  $ 62,106              $ 25,382            $ 52,134
Interest portion of rental payment                            9,956                 3,576               7,285
                                                           --------              --------            --------
Total fixed charges                                        $ 72,062              $ 28,958            $ 59,419
                                                           ========              ========            ========

RATIO OF EARNINGS TO FIXED CHARGES                         $   0.94x             $   1.57x           $   0.29x
                                                           ========              ========            ========
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(a)      Consists of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor.